Exhibit 99.1

Contact Information:
Joe Gavaghan	Meredith Mendola
PTC Global Public Relations	PTC Investor Relations
781-370-5074	781-370-6151
jgavaghan@ptc.com	mmendola@ptc.com

PTC Announces Departure of CFO Gillis To VERITAS
Software

NEEDHAM, Mass., November 12, 2002 – PTC (Nasdaq: PMTC), the product development company®, today announced that Edwin J. Gillis, the company’s executive vice president and chief financial officer is leaving PTC to join VERITAS Software Corporation (Nasdaq: VRTS) as its chief financial officer.

Gillis joined PTC in October 1995 and has been a highly respected and valuable member of PTC’s executive management team during his seven-year tenure with the company.

“Ed Gillis’ contributions to PTC have been numerous,” said C. Richard Harrison, president and CEO. “He has been instrumental in various acquisitions, and in the implementation of worldwide financial and customer relationship management systems. Thanks to Ed we have a solid financial model upon which to build for the future. We wish Ed well in his new role at VERITAS Software.”

According to Gillis, “I have enjoyed my time at PTC, and I have only respect and admiration for the executive team. I believe we have set a strong foundation for the future. At this juncture in my career, I felt it was time for me to pursue a new set of opportunities.”

PTC has named Thomas L. Beaudoin acting chief financial officer, effective immediately. Beaudoin joined PTC as senior vice president of finance in 2000. Prior to joining PTC, Beaudoin was CFO, at Infinite Content, an i2 business-to-business software company. He has also held senior management positions at Compaq Computer Corporation.

Since joining PTC, Beaudoin has had responsibility for the company’s worldwide finance organization. He also chairs the company’s operating committee and is a key member of PTC’s strategic planning team.

About PTC
PTC (Nasdaq: PMTC) develops, markets, and supports software solutions that help manufacturers win with superior products. PTC is the world’s largest software company with a total commitment to product development. The company services more than 33,000 customers worldwide. Further information on PTC is available at http://www.ptc.com.

# # #

PTC and its logo, Product First, The Product Development Company, Product Development Means Business, Create Collaborate Control, Pro/ENGINEER, Windchill, and all PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries.